Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES THIRD QUARTER 2018 RESULTS, INCLUDING NEARLY 30 PERCENT YEAR ON YEAR OPERATING CASH FLOW GROWTH

HOUSTON (November 1, 2018) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the "Company”) today announced third quarter 2018 financial and operating results. Highlights include:

•	Delivered sales volumes of 345 MBoe/d, with all business units at or above the midpoint of guidance.

•
Increased U.S. onshore liquids production to 172 MBbl/d, up 18 percent(1) compared to third quarter 2017. Achieved records for both U.S. onshore oil volumes at 109 MBbl/d and NGL volumes at 63 MBbl/d, driven by Delaware and DJ Basin growth.

•	Sold a record of nearly 1.1 Bcfe/d of natural gas equivalents, gross, from the Company’s Israel assets, driven by high power demand and coal displacement.

•	Disciplined spending drove organic capital expenditures to the low end of guidance at $716 million, with total operating expenses also below expectations.

•	Announced pipeline agreements for multiple transportation routes to supply natural gas from Tamar and Leviathan, offshore Israel, into Egypt.

•
Received $358 million in asset sale proceeds, including the divestment of the Company’s remaining CNXM units and the second closure of the Greeley Crescent sale in the DJ Basin, contributing to total financial liquidity at the end of the third quarter of $4.7 billion.

•	Accelerated share repurchase program, deploying $103 million to repurchase 3.4 million Noble Energy shares in the third quarter, bringing total year-to-date repurchased to $233 million.

•	Noble Midstream Partners achieved record gathering throughput while expanding new gathering and pipeline opportunities in the Delaware Basin.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “We achieved a number of key operational and strategic objectives in the third quarter, reflecting our team’s continued hard work and execution. Strong volumes across all business units, cost management, and improved price realizations delivered our highest quarterly operating cash flow in the last four years. During the quarter, we accelerated the return of capital to shareholders, allocating $157 million to share repurchases and dividends. With a deep inventory of high-return projects across our global portfolio and disciplined capital allocation, we are poised to deliver differentiated shareholder returns."

Third Quarter 2018 Results

The Company reported third quarter net income attributable to Noble Energy of $227 million, or $0.47 per diluted share. Net income including noncontrolling interest was $248 million. Excluding the impact of items not typically considered by analysts in formulating estimates, the Company generated adjusted net income(2) and adjusted net income per share(2) attributable to Noble Energy for the quarter of $129 million, or $0.27 per diluted share. Adjustments were primarily the Company’s mark to market on unrealized commodity derivative positions and gains on divestitures. Adjusted EBITDAX(2) was $766 million and operating cash flow was $697 million, representing increases of 23 percent and 29 percent, respectively, from the third quarter 2017.

Total company sales volumes for the third quarter 2018 were 345 thousand barrels of oil equivalent per day (MBoe/d), at the upper end of the Company’s guidance range. Compared to the third quarter 2017, sales volumes increased by eight percent(1) due primarily to higher volumes from the Company's Delaware and DJ Basin assets. U.S. onshore production comprised 72 percent of total volumes in the third quarter 2018, with West Africa representing 16 percent and Israel representing 12 percent. Liquids were 55 percent of total sales volumes for the third quarter 2018.

Unit operating expenses for the third quarter 2018, including lease operating expenses (LOE), production and ad valorem taxes, gathering, transportation and processing expenses (GTP), other royalty expense and marketing costs totaled $8.96 per barrel of oil equivalent (BOE). Compared to the third quarter 2017, per unit combined LOE and GTP decreased by seven percent, benefitted by low-cost DJ and Delaware Basin volume growth as well as the divestment of higher cost Gulf of Mexico assets earlier in 2018.

Income from equity method investees for the quarter totaled $44 million, primarily from the Company’s operations in West Africa, driven by strength in oil and global methanol pricing. Other income in the third quarter included $17 million in dividend income from the Company’s ownership of Tamar Petroleum Ltd. (“TMRP”).

Interest expense in the third quarter of $70 million decreased 20 percent from the third quarter 2017. This was driven by a $1.2 billion debt reduction for Noble Energy, including repaying the Noble Energy term loan, redeeming the legacy Rosetta Resources Inc. notes and refinancing higher coupon bonds.

Third quarter 2018 organic capital investments attributable to Noble Energy totaled $716 million. The Company spent $505 million related to U.S. onshore upstream activities and $29 million for Noble Energy’s portion of Noble Midstream Partners LP ("NBLX") (NYSE: NBLX) capital. Consolidated capital expenditures included an additional $40 million in expenditures funded by NBLX. U.S. onshore capital was lower by more than $100 million from the second quarter 2018, primarily due to lower midstream spend from the infrastructure build-out completed in the first half of 2018 and lower completion activity in the Delaware. The Company’s capital expenditures in Israel were $172 million, primarily for the development of the Leviathan project, and $10 million in West Africa and other corporate expenditures.

The results for NBLX are consolidated into Noble Energy’s financial statements. Midstream Services Revenue of $21 million for the quarter was primarily composed of NBLX's gathering revenue from unaffiliated third parties. The public’s 55 percent ownership of third quarter net income attributable to NBLX, $21 million, has been excluded from net income attributable to Noble Energy.
Delivering Record Liquids Production Onshore and Optimizing Developments

Total sales volumes from the Company’s U.S. onshore assets averaged 249 MBoe/d in the third quarter 2018, towards the higher end of the Company’s guidance. U.S. onshore oil volumes totaled a record 109 thousand barrels of oil per day (MBbl/d), up 23 percent(1) from the third quarter 2017. U.S. onshore NGL volumes of 63 MBbl/d also represented a record for the Company.

The DJ Basin averaged 126 MBoe/d for the third quarter 2018, up seven percent(1) from the third quarter 2017. During the quarter, the Company brought 37 wells online. Ten of these wells are located in the high GOR area in Bronco, driving strong NGL and natural gas volumes. The remaining wells are located in Mustang, which ramped up significantly throughout the quarter. Current production from the initial 31 wells in Mustang is consistent with expectations, totaling 27 MBoe/d gross, at an oil mix of over 60 percent. Third quarter oil production in the DJ Basin was impacted by a moderated initial production ramp from the Mustang wells.

Sales volumes from the Company's Delaware Basin assets totaled 58 MBoe/d, representing an increase of 115 percent from the third quarter of last year. During the quarter, the Company brought 20 wells online. The majority of the wells were in the Wolfcamp A, which produced on average an IP-30 rate of 1,270 Boe/d, or 154 Boe/d per 1,000 lateral feet. The Company transitioned to row development, focusing near-term drilling activity primarily on the Wolfcamp A and Third Bone Spring zones near existing central gathering facilities.

Sales volumes from the Eagle Ford totaled 65 MBoe/d for the third quarter, down 14 percent from the third quarter 2017, as the Company commenced production on only nine wells year-to-date, none of which were in the third quarter. Activity in the quarter focused on drilling and completions, which will begin to impact production in early 2019. During the quarter, the Company reached more than 365 days without a recordable injury within Eagle Ford operations.

During the third quarter, Noble Energy averaged nine operated drilling rigs (two DJ, six Delaware and one Eagle Ford) and six operated frac crews (three DJ, two Delaware and one Eagle Ford).

Strong Offshore Performance and Gas Monetization Progress

Third quarter gross sales volumes in Israel set a quarterly record for the Company of 1,090 million cubic feet of natural gas equivalent per day (MMcfe/d), up nine percent from the third quarter 2017, driven by increased electricity demand and higher coal displacement. Net sales volumes totaled 242 MMcfe/d during the third quarter 2018.

Construction of the Leviathan project is 67 percent complete, with anticipated first gas sales on schedule by the end of 2019. During the third quarter, the Company finalized the installation of subsea trees and progressed fabrication of the deck and jacket. The Company also completed two of the four production wells and conducted flow tests, which confirmed deliverability of more than 300 MMcfe/d per well.

During the third quarter, the Company executed agreements for multiple transportation routes for Leviathan and Tamar natural gas exports to Egypt. Noble Energy entered into agreements to acquire an effective 10 percent indirect equity ownership in the EMG Pipeline. The Company has begun technical evaluation for flow reversal and expects to demonstrate interruptible gas sales from Tamar into Egypt in the first half of 2019. Upon closing the transaction, the Company and its partners will become operators of the pipeline and obtain access to its full capacity. In addition, the Company secured an option to transport natural gas within Egypt through the Aqaba El Arish Pipeline.

Sales volumes from West Africa in the third quarter 2018 were 55 MBoe/d, with 25 percent oil. Produced volumes were 3 MBbl/d higher than sales volumes, due to the timing of liftings. The Company achieved milestones of 100 liftings from Alen and over 150 liftings from Aseng since start-up. The Company also continues to progress the front-end engineering design and marketing activities for the Alen gas monetization project and anticipates sanctioning the development early 2019.

Progress on Financial Initiatives

The Company continued to prioritize direct shareholder returns through share repurchases and quarterly cash dividends. During the quarter, the Company deployed $103 million to repurchase 3.4 million shares of Noble Energy stock, bringing total year-to-date repurchases to $233 million. In addition, the Company declared a quarterly dividend of 11 cents per share totaling $54 million in payout.

Total financial liquidity at the end of the third quarter was $4.7 billion. Included in financial liquidity was $4 billion in Noble Energy’s undrawn credit facility borrowing capacity and $720 million in cash, an increase of $100 million compared to the second quarter 2018.

During the third quarter, the Company sold its remaining 14.2 million CNX Midstream Partners LP common units for proceeds of $248 million. The Company recorded a gain of $198 million on the transaction. In addition, the Company realized proceeds of $110 million from non-core divestitures, the majority of which was due to the second closing of the Greeley Crescent sale in the western edge of the Company’s DJ Basin position.

In early October, the Company sold its remaining 38.5 million TMRP units for proceeds of $163 million.

Guidance

The Company is maintaining its full year total company sales volume guidance and capital expectations.

Sales volumes in the fourth quarter are estimated to range between 337 and 349 MBoe/d. Total company oil volumes are expected to be higher sequentially primarily as a result of DJ Basin growth and West Africa performance and liftings. The Company anticipates $625 to $700 million for fourth quarter capital expenditures.

Fourth quarter U.S. onshore volumes are expected to be essentially flat from the third quarter with growth mainly from the DJ Basin offsetting declines in the Eagle Ford. Fourth quarter DJ Basin volumes also reflect 4 MBoe/d of divested volumes from the second closing of the Greeley Crescent sale, which occurred in September 2018. Israel sales volumes are anticipated to be slightly lower than the third quarter due to seasonal gas demand. West Africa sales volumes are expected to be higher with a greater contribution of condensate due to Alen liftings, which is also impacting fourth quarter cost metrics.

Detailed guidance has been provided in the quarterly supplement on the Company’s website, www.nblenergy.com.

(1)	Pro forma for asset acquisitions and divestitures, and post-implementation of ASC 606 accounting standard.

(2)	A Non-GAAP measure, please see the respective earnings release schedules included herein for reconciliations.

Webcast and Conference Call Information

Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central Time on November 1, 2018. The webcast link is accessible on the 'Investors' page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll Free Dial in: 877-883-0383
International Dial in: 412-902-6506
Conference ID: 3352938

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment.

For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Park Carrere
(281) 872-3208
Park.Carrere@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s respective earnings release for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018 (1)	2017	2018 (1)	2017
Revenues
Oil, NGL and Gas Sales	$1,136	$907	$3,409	$2,918
Sales of Purchased Oil and Gas	72	—	191	—
Income from Equity Method Investees	44	46	140	125
Midstream Services Revenues – Third Party	21	7	49	12
Total Revenues	1,273	960	3,789	3,055
Operating Expenses
Lease Operating Expense	124	151	411	414
Production and Ad Valorem Taxes	47	31	151	104
Gathering, Transportation and Processing Expense	97	93	292	333
Other Royalty Expense	5	5	32	15
Marketing Expense	11	6	21	39
Exploration Expense	25	64	89	136
Depreciation, Depletion and Amortization	485	523	1,418	1,554
Loss on Marcellus Shale Exit Activities	—	4	—	2,326
Purchased Oil and Gas	76	—	204	—
General and Administrative	107	102	316	304
Gain on Divestitures	(193)	—	(859)	—
Asset Impairments	—	—	168	—
Other Operating (Income) Expense, Net	(9)	(21)	(3)	93
Total Operating Expenses	775	958	2,240	5,318
Operating Income (Loss)	498	2	1,549	(2,263)
Other Income
Loss (Gain) on Commodity Derivative Instruments	155	22	483	(145)
Interest, Net of Amount Capitalized	70	88	216	271
Other Non-Operating (Income) Expense, Net	(34)	100	(10)	94
Total Other Expense	191	210	689	220
Income (Loss) Before Income Taxes	307	(208)	860	(2,483)
Income Tax Expense (Benefit)	59	(93)	44	(917)
Net Income (Loss) and Comprehensive Income (Loss) Including Noncontrolling Interests	248	(115)	816	(1,566)
Less: Net Income and Comprehensive Income Attributable to Noncontrolling Interests (2)	21	21	58	46
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Noble Energy	$227	$(136)	$758	$(1,612)

Net Income (Loss) Attributable to Noble Energy Per Share of Common Stock
Income (Loss) Per Share, Basic	$0.47	$(0.28)	$1.57	$(3.47)
Income (Loss) Per Share, Diluted	$0.47	$(0.28)	$1.56	$(3.47)

Weighted Average Number of Shares Outstanding
Basic	482	487	484	464
Diluted	484	487	486	464

(1) On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result of adoption, we have changed the 2018 presentation of certain sales volumes, revenues and expenses related to sales of natural gas and NGLs based on the control model under ASC 606. 2017 information has not been recast to reflect this impact. See Schedule 4.
(2) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 1, 2018.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30, 2018	December 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$720	$675
Accounts Receivable, Net	698	748
Other Current Assets	309	780
Total Current Assets	1,727	2,203
Net Property, Plant and Equipment	18,245	17,502
Other Noncurrent Assets	774	461
Goodwill	1,401	1,310
Total Assets	$22,147	$21,476
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable - Trade	$1,239	$1,161
Other Current Liabilities	885	578
Total Current Liabilities	2,124	1,739
Long-Term Debt	6,571	6,746
Deferred Income Taxes	983	1,127
Other Noncurrent Liabilities	1,075	1,245
Total Liabilities	10,753	10,857
Total Shareholders' Equity	10,346	9,936
Noncontrolling Interests (1)	1,048	683
Total Equity	11,394	10,619
Total Liabilities and Equity	$22,147	$21,476

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 1, 2018.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities
Net Income (Loss) Including Noncontrolling Interests (1)	$248	$(115)	$816	$(1,566)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	485	523	1,418	1,554
Loss on Marcellus Shale Exit Activities	—	4	—	2,326
Gain on Divestitures	(193)	—	(859)	—
Asset Impairments	—	—	168	—
Deferred Income Tax Expense (Benefit)	14	(115)	(150)	(988)
Loss (Gain) on Commodity Derivative Instruments	155	22	483	(145)
Net Cash (Paid) Received in Settlement of Commodity Derivative Instruments	(67)	4	(160)	18
Other Adjustments for Noncash Items Included in Income	(12)	146	45	246
Net Changes in Working Capital	67	72	15	(27)
Net Cash Provided by Operating Activities	697	541	1,776	1,418
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(807)	(741)	(2,589)	(1,956)
Proceeds from Divestitures (2)	358	28	1,740	1,157
Clayton Williams Energy Acquisition, Net of Cash Received	—	—	—	(616)
Saddle Butte Acquisition, Net of Cash Received (3)	—	—	(650)	—
Other Acquisitions	(3)	(6)	(3)	(357)
Other	—	—	—	(68)
Net Cash Used in Investing Activities	(452)	(719)	(1,502)	(1,840)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(54)	(49)	(156)	(141)
Purchase and Retirement of Common Stock	(93)	—	(223)	—
Noble Midstream Services Revolving Credit Facility, Net	(480)	10	(35)	200
Proceeds from Noble Midstream Services Term Loan Credit Facility	500	—	500	—
Issuance of Noble Midstream Partners Common Units, Net of Offering Costs	—	—	—	138
Revolving Credit Facility, Net	—	275	(230)	275
Repayment of Clayton Williams Energy Long-term Debt	—	—	—	(595)
Senior Notes, Net	—	(10)	(384)	(10)
Contributions from Noncontrolling Interest and Other	17	—	348	—
Other	(35)	(24)	(86)	(91)
Net Cash Used in Financing Activities	(145)	202	(266)	(224)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	100	24	8	(646)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period (4)	621	540	713	1,210
Cash, Cash Equivalents, and Restricted Cash at End of Period (5)	$721	$564	$721	$564

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three and nine months ended September 30, 2018 and 2017, Net Income (Loss) includes Net Income Attributable to Noncontrolling Interests in NBLX.

(2) For the three months ended September 30, 2018, proceeds include $248 million from the sale of the remaining CNX Midstream Partners common units. For the nine months ended September 30, 2018, proceeds include $484 million from the sale of 7.5% interest in Tamar field, $691 million from the sale of CONE Gathering LLC and CNX Midstream Partners common units and $383 million from the Gulf of Mexico divestiture. For the nine months ended September 30, 2017, proceeds include $1,028 million from the Marcellus Shale upstream divestiture.
(3) For the nine months ended September 30, 2018, acquisitions, net of cash acquired relates to 100 percent of the acquisition of Saddle Butte Rockies Midstream, LLC by Noble Midstream Partners LP.
(4) As of the beginning of the periods presented, includes $0 million, $0 million, $38 million and $30 million of restricted cash, respectively.
(5) Includes restricted cash of $1 million as of September 30, 2018 and none as of September 30, 2017.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 1, 2018.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Sales Volumes	2018	2017	2018	2017
Crude Oil and Condensate (MBbl/d)
United States Onshore	109	93	106	86
United States Gulf of Mexico	—	21	7	22
Equatorial Guinea	13	13	15	18
Equity Method Investee - Equatorial Guinea	1	2	2	1
Total	123	129	130	127
Natural Gas Liquids (MBbl/d)
United States Onshore (1)	63	55	62	54
United States Gulf of Mexico	—	1	1	2
Equity Method Investee - Equatorial Guinea	5	7	5	6
Total	68	63	68	62
Natural Gas (MMcf/d)
United States Onshore (1)	464	429	471	617
United States Gulf of Mexico	—	20	8	20
Israel	241	283	242	276
Equatorial Guinea	217	246	216	240
Total	922	978	937	1,153
Total Sales Volumes (MBoe/d)
United States Onshore (1)	249	219	246	243
United States Gulf of Mexico	—	25	9	27
Israel	41	48	41	46
Equatorial Guinea	49	54	51	58
Equity Method Investee - Equatorial Guinea	6	9	7	7
Total Sales Volumes (MBoe/d)	345	355	354	381

Total Sales Volumes (MBoe)	31,714	32,634	96,493	104,104

Price Statistics - Realized Prices (2)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$65.54	$46.39	$63.93	$46.86
United States Gulf of Mexico	—	47.73	64.87	47.89
Equatorial Guinea	73.70	51.32	71.55	51.29
Natural Gas Liquids ($/Bbl)
United States Onshore (1)	$28.58	$22.91	$26.18	$21.62
United States Gulf of Mexico	—	21.29	30.00	23.23
Natural Gas ($/Mcf)
United States Onshore (1)	$2.31	$ 2.99 (3)	$2.40	$ 3.24 (3)
United States Gulf of Mexico	—	2.70	3.50	3.18
Israel	5.49	5.36	5.48	5.33
Equatorial Guinea	0.27	0.27	0.27	0.27
(1) Due to adoption of ASC 606, Revenue from Contracts with Customers, U.S. onshore natural gas liquids volumes include 5 MBbl/d for both the three and nine months ended September 30, 2018. U.S. onshore natural gas liquids pricing is reflected lower by $2.67/Bbl and $1.61/Bbl, respectively. U.S. onshore natural gas volumes include 31 MMcf/d for both the three and nine months ended September 30, 2018. U.S. onshore natural gas pricing is reflected lower by $0.10/Mcf and $0.10/Mcf, respectively. 2017 information has not been recast to reflect the impact of adoption.
(2) Average realized prices do not include gains or losses on commodity derivative instruments.

(3) For three and nine months ended September 30, 2017, natural gas sales revenues includes a reduction of $31 million related to previously recorded processing fees included within in the US reportable segment. Average realized prices for three and nine months ended September 30, 2017 including the impact of the adjustment to natural gas revenue is $2.21/Mcf and $3.06/Mcf, respectively.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Income (Loss) Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Net Income (Loss) Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted net income (loss) attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income (loss) attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted net income (loss) attributable to Noble Energy and per share (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted net income (loss) attributable to Noble Energy and per share (Non-GAAP) may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted net income (loss) attributable to Noble Energy and per share (Non-GAAP), may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income (Loss) Attributable to Noble Energy (GAAP)	$227	$(136)	$758	$(1,612)
Adjustments to Net Income (Loss)
Loss on Marcellus Shale Exit Activities	—	4	—	2,326
Gain on Divestitures	(193)	—	(859)	—
Asset Impairments	—	—	168	—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	88	26	323	(127)
(Gain) Loss on Investment in Shares of Tamar Petroleum Ltd.	(15)	—	25	—
Loss (Gain) on Debt Extinguishment, Net	—	98	(3)	98
Clayton Williams Energy Acquisition Costs	—	4	—	98
Other Adjustments	(1)	56	24	83
Total Adjustments Before Tax	(121)	188	(322)	2,478
Current Income Tax Effect of Adjustments (1)	(1)	(1)	93	—
Deferred Income Tax Effect of Adjustments (1)	24	(61)	(2)	(875)
Tax Reform Impact (2)	—	—	(145)	—
Adjusted Net Income (Loss) Attributable to Noble Energy (Non-GAAP)	129	(10)	382	(9)

Net Income (Loss) Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$0.47	$(0.28)	$1.57	$(3.47)
Loss on Marcellus Shale Exit Activities	—	0.01	—	5.01
Gain on Divestitures	(0.40)	—	(1.77)	—
Asset Impairments	—	—	0.35	—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	0.18	0.05	0.66	(0.27)
(Gain) Loss on Investment in Shares of Tamar Petroleum Ltd.	(0.03)	—	0.05	—
Loss (Gain) on Debt Extinguishment, Net	—	0.20	(0.01)	0.21
Clayton Williams Energy Acquisition Costs	—	0.01	—	0.21
Other Adjustments	—	0.12	0.05	0.18
Current Income Tax Effect of Adjustments (1)	—	—	0.19	—
Deferred Income Tax Effect of Adjustments (1)	0.05	(0.13)	—	(1.89)
Tax Reform Impact (2)	—	—	(0.30)	—
Adjusted Income (Loss) Attributable to Noble Energy per Share, Diluted (Non-GAAP)	$0.27	$(0.02)	$0.79	$(0.02)

Weighted Average Number of Shares Outstanding, Basic	482	487	484	464
Incremental Dilutive Shares	2	—	2	—
Weighted Average Number of Shares Outstanding, Diluted	484	487	486	464

(1) Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities.
(2) During first quarter 2018, in response to Notice 2018-26, issued by the US Department of the Treasury and the Internal Revenue Service, we released the valuation allowance recorded against foreign tax credits expected to be utilized against the toll tax liability that we had recorded as of December 31, 2017, reduced our estimated toll tax liability, and recorded corresponding expense for the tax rate change adjustment on the previously utilized net operating losses. The impact on first quarter 2018 total tax expense, related to this additional guidance, was a net $145 million discrete tax benefit. No adjustments were made during third quarter 2018.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Income (Loss) Including Noncontrolling Interests (GAAP)
to Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income (loss) including noncontrolling interests (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX (Non-GAAP) may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX (Non-GAAP) may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income (Loss) Including Noncontrolling Interests (GAAP)	$248	$(115)	$816	$(1,566)
Adjustments to Net Income (Loss), After Tax (1)	(98)	126	(376)	1,603
Depreciation, Depletion, and Amortization	485	523	1,418	1,554
Exploration Expense (2)	25	31	89	85
Interest, Net of Amount Capitalized	70	88	216	271
Current Income Tax Expense (3)	46	23	85	71
Deferred Income Tax (Benefit) Expense (3)	(10)	(54)	13	(113)
Adjusted EBITDAX (Non-GAAP)	$766	$622	$2,261	$1,905

(1) See Schedule 5: Reconciliation of Net Income (Loss) Attributable to Noble Energy (GAAP) to Adjusted Income (Loss) Attributable to Noble Energy (Non-GAAP).
(2) Represents remaining Exploration Expense after reversal of Adjustments to Net Income (Loss), After Tax, above.
(3) Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net Income (Loss), After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based) (1)	$716	$633	$2,350	$1,901
Acquisition Capital Attributable to Noble Energy	8	(12)	21	2,806
NBLX Capital Expenditures (2)	40	59	463	165
Increase in Capital Lease Obligations	9	—	9	—
Total Reported Capital Expenditures (Accrual Based)	$773	$680	$2,843	$4,872

(1) Organic Capital Expenditures include $29 million, $37 million, $222 million and $94 million for midstream capital not funded by NBLX for the periods presented.
(2) NBLX Capital Expenditures for the nine months ended September 30, 2018 includes $206 million related to the acquisition of Saddle Butte Rockies Midstream, LLC.